Exhibit 99.1

Greatbatch to Redeem Convertible Subordinated Debentures

FRISCO, Texas--(BUSINESS WIRE)--December 24, 2012--Greatbatch, Inc. (NYSE:GB), today announced it is electing to redeem all of its outstanding 2¼% Convertible Subordinated Debentures due 2013. The aggregate principal amount of Debentures to be redeemed is $197,796,000. The CUSIP numbers of the Debentures being redeemed are 972232-AB-8 and 39153L-AB-2.

The date fixed for redemption is February 20, 2013. The redemption price at which the Debentures are to be redeemed is 100% of the principal amount of the Debentures. The place of payment will be made upon presentation and surrender of the Debentures is Manufacturers and Traders Trust Company, Corporate Trust Administration, One M&T Plaza, 7th Floor, Buffalo, NY 14203.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neurology, vascular and orthopaedic markets. Electrochem designs and manufactures custom battery technologies for high end niche applications in the portable medical, energy, military and other markets. The QiG Group empowers the design and development of new medical devices for the company’s core markets. Additional information about Greatbatch is available at www.greatbatch.com.

CONTACT:
Greatbatch, Inc.
Media:
Christopher Knospe, 716-759-5727
cknospe@greatbatch.com
or
Investors:
Marco Benedetti, 716-759-5856
mbenedetti@greatbatch.com